Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated as of  December16, 2009, is entered into by and among Decisionpoint Systems, Inc., (fka Canusa Capital), a Delaware company (“DS-Del”), Decisionpoint Systems Group, Inc., a Delaware corporation and a wholly-owned subsidiary of DS-Del. (“Group”), Decisionpoint Systems CA, Inc., a California corporation and a wholly-owned subsidiary of Group (“DS-CA”), and Decisionpoint Systems CT, Inc., a Connecticut corporation and a wholly-owned subsidiary of Holdings (“DS-Conn”), with headquarters located at 19655 Descartes, Foothill Ranch, California 62910-2609 (Group), DS-CA and DS-Conn, are jointly and severally referred to collectively as the “Company”), and each purchaser set forth on Schedule A hereto (each a “Purchaser,” and, collectively, the “Purchasers”).

R E C I T A L S

W I T N E S S E T H:

WHEREAS, the Company is a data collection systems integrator that sells and installs field mobility devices, software and related bar coding equipment and provides radio frequency identification solutions as well as professional services and software customization solutions;

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, by Rule 506 under Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act;

WHEREAS, the Company has requested the Purchasers and the Purchasers have agreed to purchase from the Company $2,500,000 aggregate principal amount of fifteen (15%) percent Senior Subordinated Secured Promissory Notes of the Company (each, a “Note,” and, collectively, the “Notes”), in the amounts for each Purchaser set forth in Schedule A hereto, subject to and  upon the terms and conditions of this Agreement and acceptance of this Agreement by the Company, on the terms and conditions referred to herein;

WHEREAS, as partial consideration to the Purchasers purchasing the Notes, the Company will issue to the Purchasers’ in the aggregate (i) warrants (the “Warrants”) to purchase 2,000,000 shares of common stock, par value $0.001 per share (the “Warrant Shares”) of the Company (the “Common Stock”), of which Warrants to purchase 1,000,000 Warrant Shares and 1,000,000 Warrant Shares will have exercise prices of $.60 per Warrant Share and $.50 per Warrant Share, respectively, and (ii) 500,000 shares of Common Stock (the “Shares”), in the amounts to each Purchaser set forth on Schedule B hereto;

WHEREAS, the Company and each Purchaser shall enter into a registration rights agreement covering the resale of the Shares and the Warrant Shares (the “Registration Rights Agreement”).

WHEREAS, among other conditions to the Purchasers purchasing the Notes  (i) the Company, the Purchasers and the Senior Bank shall enter into a Subordination Agreement pursuant to which, among other items, the Purchasers will subordinate their Notes (the “Intercreditor Agreement”); and (ii)(a) the Company, Nicholas R. Toms and Donald W. Rowley shall agree with the Purchasers that the Company will not make and such persons will not demand and/or accept  any payments in excess of $1,200,000 in the aggregate ($300,000 per quarter commencing with the quarter ending March 31, 2010) in accordance with and subject to Section 4(g) hereof, for, among other obligations, the $2,000,000 of outstanding notes, accounts payable, accrued but unpaid salaries, and benefits, accrued but unpaid interest on any such obligations (collectively, the “Accrued Payables”), until the Notes and all accrued but unpaid interest thereon is repaid in full (the “$300,000 Quarterly Payments”), and (b) Messrs. Toms and Rowley shall pay out of each $300,000 Quarterly Payment received by them, $125,000 and $150,000 to the holders of $250,000 aggregate principal amount of Company Subordinated Convertible Notes issued in June 2009 (the “2009 Notes”), and the 2007 Notes, respectively, until all principal and accrued but unpaid interest thereon is repaid;

WHEREAS, the Company’s obligations to repay the Notes will be (i) secured by all of the assets of the Company pursuant to a Security Agreement of even date herewith (the “Security Agreement”); subordinated only to indebtedness under and pursuant to the Loan and Security Agreement by and between the Senior Bank, the Company and the other signatories thereto, as amended pursuant to the Amendment to Loan and Security Agreement dated March 19, 2009 by and between the Company, the Senior Bank and the other signatories thereto (collectively, the “Senior Credit Agreement”), and (ii) guaranteed by each Subsidiary (as defined below) pursuant to guaranties executed by each Subsidiary in favor of the Purchasers (the “Guaranties”); and

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           AGREEMENT TO PURCHASE; PURCHASE PRICE.

a.           Purchase.

(i)           Subject to the terms and conditions of this Agreement and the other Transaction Agreements, the Purchasers hereby agrees to purchase the Notes for the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) (the “Purchase Amount”), in the amounts for each Purchaser as set forth on Schedule A hereto.

(ii)           The Note(s), the Warrants, the Registration Rights Agreement, the Intercreditor Agreement, the Security Agreement and the Guaranties referred to herein shall be in the form of Annex I, Annex II, Annex III, Annex IV, Annex V and Annex VI attached hereto, respectively.

(iii)           The purchase of the Note(s) and the other transactions contemplated hereby are sometimes referred to herein and in the other Transaction Agreements as the purchase and sale of the Securities (as defined below), and are referred to collectively as the “Transactions”.

b.           Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

“Affiliate” means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

“Certificate” means the original ink-signed Note(s) duly executed by the Company.

“Closing Date” means the date of the closing of the Transactions, as provided herein.

“Company Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in control of DS-Del and/or any Subsidiary pursuant to Rule 405 under the Securities Actor Section 20 of the Exchange Act.

“Consolidated EBITDA” means, for any applicable period, consolidated earnings before consolidated interest, consolidated taxes, consolidated depreciation and consolidated amortization, as determined based upon the Company’s financial statements included in the Company’s SEC Reports for such period.  For purposes hereof, consolidated earnings, consolidated interest, consolidated taxes, consolidated depreciation and consolidated amortization for any period shall be determined in accordance with United States Generally Accepted Accounting Principles, consistently applied (“GAAP”); provided, however; that notwithstanding anything to the contrary provided herein or elsewhere, Consolidated EBITDA shall exclude all amounts relating to gains from non-recurring events (such as reorganizations) as well as from any and all asset and/or stock acquisitions and/or sales made by the Company.

“Disclosure Annex” means Annex VII to this Agreement; provided, however, that the Disclosure Annex shall be arranged in sections corresponding to the identified Sections of this Agreement, but the disclosure in any such section of the Disclosure Annex shall qualify other provisions in this Agreement to the extent that it would be readily apparent to an informed reader from a reading of such section of the Disclosure Annex that it is also relevant to other provisions of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder(s)” means the Person(s) holding the relevant Securities at the relevant time.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an event or combination of events, which individually or in the aggregate, would reasonably be expected to (w) adversely affect the legality, validity or enforceability of the Securities or any of the Transaction Agreements, (x) have or result in a material adverse effect on the results of operations, assets, or condition (financial or otherwise) of the Company, taken as a whole, (y) adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Agreements or the transactions contemplated thereby, or (z) materially and adversely affect the value of the rights granted to the Purchaser in the Transaction Agreements.

“Person” means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

“Purchaser Control Person” means each director, executive officer, promoter, and such other persons as may be deemed in control of any Purchaser pursuant to Rule 405 under the Securities Act or Section 20 of the Exchange Act.

“Securities” means the Note(s), the 500,000 Shares, the Warrants and the Warrant Shares  issuable to the Purchaser(s) in connection with the Transaction Documents.

“Senior Bank” means Silicon Valley Bank.

“Subsidiary” means each of Group, DS-CA, DS-Conn.

“Subsidiaries” means Group, DS-CA and DS-Conn on a collective basis.

“Transaction Fees” means legal and due diligence fees incurred by the Purchaser(s).

“Transaction Agreements” means this Purchase Agreement, the Notes, the Warrants, the Intercreditor Agreement, the Guaranties, the Security Agreement, the Registration Rights Agreement and all ancillary documents referred to in those agreements.

c.           Form of Payment; Delivery of Certificates.

(i)           The Purchaser shall pay the Purchase Amount by delivering immediately available good funds in United States Dollars to the Company on the Closing Date.

(ii)           On the Closing Date, the Company shall deliver the Certificate and the Warrant, duly executed on behalf of the Company, to the Purchaser.

(iii)           By signing this Agreement, each of the Purchasers and the Company agrees to all of the terms and conditions of the Transaction Agreements, all of the provisions of which are incorporated herein by this reference as if set forth in full.

d.           Method of Payment.  Payment of the Purchase Amount shall be made by wire transfer of immediately available funds to an account of the Company as provided to the Purchaser.

e.           Payments to Purchasers.

(i)           Upon execution of this Agreement by the Company, the Company shall pay to the Purchasers, pro-rata, based upon each such Purchasers, principal amount of Note owned compared to the principal amount of all Notes outstanding, a closing payment of three percent (3%) of the Purchase Amount.  Such payment shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(ii)           If any principal amount is owing on the date twelve (12) months following the Closing Date, the Company will pay to the Purchaser, pro-rata, based upon each such Purchasers principal amount of Note owed compared to the principal amount of all Notes outstanding, a payment of one and one half (1.5%) percent of the then outstanding aggregate principal amount of Notes.  Such amount shall be deemed fully earned on such date and not subject to rebate or pro-ration for any reason.

(iii)           If the Notes are extended one (1) or more times pursuant to and in accordance with the terms of this Purchase Agreement and the Notes, upon each such extension, the Company shall pay to the Purchasers at each closing of each extension, pro-rata, a closing payment equal to one and one half (1.5%) percent of the then outstanding aggregate principal amount of Notes, which payment shall be in addition to the payment set forth in Section (1)(e)(ii) above.  Such amount shall be deemed fully earned on the closing date of such extension and shall not be subject to rebate or pro-ration for any reason.

(iv)           The Company shall pay the Purchasers’ reasonable legal and due diligence expenses up to $40,000.  The Company has paid to the Purchasers prior to the Closing Date a $25,000 deposit towards these expenses.  Any additional expenses, subject to the limitations in this subsection, shall be paid to the Purchasers and will be deducted from the proceeds of the Purchase Amount on the Closing Date.  In this instance, the Purchasers will provide the Company with an accounting of all such additional expenses.  In no case shall all expenses exceed $40,000 in total without the express written consent of the Company.

(v)           If the Notes are extended pursuant to and in accordance with the terms of the Notes, the Company shall pay the Purchasers reasonable legal and due diligence expenses.  The Purchasers will provide the Company with an accounting of all such additional expenses.  In no case shall all due diligence expenses exceed $35,000 in total without the express written consent of the Company.  All such funds shall be paid at closing of the Note extension.

2.  PURCHASER REPRESENTATIONS, WARRANTIES, ETC.

The Purchasers represent and warrant to, to the best of their knowledge, and covenant and agree with, the Company as follows:

a.           Without limiting Purchasers’ right to sell the Securities pursuant to an effective registration statement or otherwise in compliance with the Securities Act, the Purchasers are purchasing the Securities for their own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.           Each Purchaser is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and to evaluate the merits and risks of an investment in the Securities, and (iv) able to afford the entire loss of its investment in the Securities.

c.           All subsequent offers and sales of the Securities by the Purchasers shall be made pursuant to registration of the relevant Securities under the 1933 Act or pursuant to an exemption from registration.

d.           The Purchasers understand that the Securities are being offered and sold to them in reliance on specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire the Securities.

e.           The Purchasers and their advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Purchasers, including those set forth on in any annex attached hereto. The Purchasers and their advisors, if any, have been afforded the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such inquiries.

f.           The Purchasers understand that their investment in the Securities involves a high degree of risk.

g.           The Purchasers understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

h.           This Purchase Agreement and the other Transaction Agreements to which the Purchasers are a party, and the transactions contemplated thereby, have been duly and validly authorized, executed and delivered on behalf of the Purchasers and are valid and binding agreements of the Purchasers enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally.

3.           COMPANY REPRESENTATIONS, ETC.   The Company represents and warrants, to the best of its knowledge, to the Purchasers as of the date hereof and as of the Closing Date that, except as otherwise provided in the Disclosure Annex:

a.           Rights of Others Affecting the Transactions.  There are no preemptive rights and/or anti-dilution rights of any person holding securities of the Company. No person has a right of first refusal.

b.           Status.  DS-Del, Group, DS-CA and DS-Conn are each corporations duly organized, validly existing and in good standing under the laws of Delaware, Delaware, California and Connecticut, respectfully, and each has the power to own its respective properties and to carry on its business as now being conducted.  Each of such entities is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by each makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or result in a Material Adverse Effect.

c.           Transaction Agreements.  This Purchase Agreement and each of the other Transaction Agreements, and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Note and each of the other Transaction Agreements, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

d.           Non-contravention.  The execution and delivery of this Purchase Agreement and each of the other Transaction Agreements by the Company, the issuance of the Securities (including, but not limited to the Warrant Shares), and the consummation by the Company of the other transactions contemplated by this Purchase Agreement and the other Transaction Agreements, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the Certificate of Incorporation and /or By-laws of the Company, each as currently in effect (the “Internal Documents”), (ii) the Senior Credit Agreement and all documents executed in connection therewith, (iii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, except as herein set forth, or (iv) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have or result in a Material Adverse Effect.

e.           Approvals.  No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the membership interest holders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Purchasers as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

g.         Capitalization.  As of November 30, 2009, the authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Common Stock of which 28,000,000 shares are and will be issued and outstanding as of the Closing Date, and immediately prior to the issuance of any Securities, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 10,000 such shares are designated “Series A Preferred Stock” (the “A Shares”) of which 975 A Shares are and will be issued and outstanding on the Closing Date with a stated value of $1,000 per A Share. The Company has no other shares of Preferred Stock and /or Common Stock issued and outstanding.  The Company has reserved for issuance 11,650,000 shares of Common Stock issuable upon exercise exchange and/or conversion of issued and outstanding warrants, options, the A Shares, and other securities.  Other than such 11,650,000 shares of Common Stock reserved, the Company has no other securities and/or obligations to issue other securities that are exchangeable, exercisable, convertible, and/or require the issuance of Common Stock.  The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Internal Documents, in effect on the date.  All of the outstanding shares of the Common Stock and Preferred Stock have been duly and validly authorized and are fully paid and nonassessable.  Except as described in the Disclosure Annex, no shares of Common Stock and/or other securities are entitled to registration rights.  Except as described in the Disclosure Annex, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  The Company is not a party to, and it has no knowledge of, any agreement restricting the voting of any shares of the capital stock of the Company, or restricting the transfer of the Securities.  The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing Date complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto.  DS-Del. owns all of the issued and outstanding capital stock of each Subsidiary.  Other than Group, DS-Conn. and DS-CA., the Company has no other subsidiaries and on the Closing Day will not have any.

               h.           Issuance of Securities.  The Notes, 500,000 Shares and Warrants to be issued to the Purchasers at the Closing and the Warrant Shares have been duly and validly authorized by all necessary corporate action.  When the Warrant Shares are issued in accordance with the terms of the Warrants, such Warrant Shares will be validly issued and outstanding, fully paid and nonassessable, without any further action of the Company or its stockholders and the holders shall be entitled to all rights accorded to a holder of Common Stock.  Until such time as all of the Warrants are fully exercised or expire, the Company shall have an amount of authorized Common Stock at least sufficient for the full issuance of all Warrant Shares to be issued full exercise of all Warrants.

                               i.          SEC Reports.  The Current Report on Form 8-K (the “8-K”), to be filed with the SEC describing the transactions set forth in this Agreement and the other Transaction Agreements will comply in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  The Form 8-K does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has delivered to the Purchasers or made available through the SEC’s EDGAR filing system true and complete copies of the reports (the “SEC Reports”), filed by the Company under the Securities Act, and/or the Exchange Act, which includes the audited financial statements of the Company for the fiscal years ended December 31, 2008 and 2007 (the “Audited Financial Statements Date”) and unaudited financial statements for the Company for the quarter ended September 30, 2009 ((the “Quarterly Financial Statements Date”).  Such audited and unaudited financial statements, are referred to collectively as the “Financial Statements.”  The Financial Statements complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. Such Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                j.          No Material Adverse Change.  Since the Quarterly Financial Statements Date, the Company has not experienced or suffered any Material Adverse Effect or any event that is reasonably likely, through the passage of time or otherwise, to result in a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby.

               k.          No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                l.           Title to Assets.  Except for liens representing debt owed to the Senior Bank pursuant to the Senior Credit Agreement, each of DS-Del and the Subsidiaries have good and marketable title to all of its respective owned real and personal property whether tangible or intangible (collectively, the “Assets”), free and clear of any mortgages, pledges, charges, liens, security interests, claim, community property interest, condition, equitable interest or other encumbrances, license, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Liens”).  All leases of DS-Del and each Subsidiary are valid and subsisting and in full force and effect and neither this Agreement nor the transactions contemplated hereby will give any party to such leases any right to terminate or modify the leases.

               m.          Taxes.  DS-Del and each Subsidiary has accurately prepared and filed all material foreign, federal, state income and all other tax returns, reports and declarations required by law to be paid or filed by it by any jurisdiction to which DS-Del and each Subsidiary is subject, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the Financial Statements for all current taxes and other charges to which DS-Del and each Subsidiary is subject and which are not currently due and payable.  None of the federal income tax returns of DS-Del and its Subsidiaries or any Subsidiary have been audited by the Internal Revenue Service.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against DS-Del or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.  DS-De; and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments, and paid over to the proper governments or regulatory authorities, all amounts required.

                n.         Books and Records Internal Accounting Controls.  The books and records of DS-Del and its Subsidiaries accurately reflect in all material respects the information relating to the business of DS-Del and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of DS-Del or any Subsidiary to the extent required to be contained therein.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

                o.          No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

                p.          No Commission or FINRA Inquiries.  To the best of the Company’s knowledge, the Company is not, and has never been, the subject of any formal or informal inquiry or investigation by the SEC or Financial Industry Regulatory Authority, Inc.

               q.          Anti-takeover Device.  The Company does not have any outstanding shareholder rights plan or “poison pill” or any similar arrangement.  There are no provisions of any anti-takeover or business combination statute applicable to the Company or its Internal Documents which would preclude the issuance and sale of the Notes, Warrants and/or the Warrant Shares, and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents.

                                r.          Absence of Certain Changes.  Since the Quarterly Financial Statement Date, neither DS-Del nor any Subsidiary has: (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to shareholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts owed to the Company by any third party  or claims of the Company against any third party, except in the ordinary course of business consistent with past practices; (v) suffered the loss of any material amount of existing business; (vi) made any increases in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

s.           Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company before or by any governmental authority or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements.  The Company is not aware of any valid basis for any such claim that (either individually or in the aggregate with all other such events and circumstances) could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which the Company is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

t.           Absence of Events of Default.  (i) Neither DS-Del nor any of its Subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material agreement to which it is a party or by which its property is bound, and (ii) no Event of Default (or its equivalent term), as defined in the respective agreement to which the DS-Del or any Subsidiary is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a Material Adverse Effect.

u.          Absence of Certain Company Control Person Actions or Events.  To the Company’s knowledge, none of the following has occurred during the past three (3) years with respect to a Company Control Person:

(1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such Company Control Person, or any partnership in which he was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such Company Control Person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) acting, as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, any other Person regulated by the Commodity Futures Trading Commission (“CFTC”) or engaging in or continuing any conduct or practice in connection with such activity;

(ii)  engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such Company Control Person to engage in any activity described in paragraph (3) of this item, or to be associated with Persons engaged in any such activity; or

(5) Such Company Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

                        v.          No Undisclosed Liabilities or Events.  Except as provided in the Disclosure Annex, the Company has no undisclosed liabilities or obligations. No event or circumstances has occurred or exists with respect to the Company or its properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.  There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of the Company which proposal would (x) change the Internal Documents, as each as currently in effect, or (y) materially or substantially change the business, assets or capital of the Company, including its interests in Subsidiaries.

               w.         Dilution.  Any equity interests issued in connection with the Transaction Agreements may have a dilutive effect on the ownership interests of the other shareholders (and Persons having the right to become shareholders) of the Company.  The Company’s executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have such a potential dilutive effect.

               x.           Fees to Brokers, Finders and Others.  Other than with respect to Affiliates of one or more of the Purchasers, the Company has taken no action which would give rise to any claim by any Person for brokerage commission, finder’s fees or similar payments by Purchasers relating to this Agreement or the transactions contemplated hereby.  Purchasers shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this paragraph that may be due in connection with the transactions contemplated hereby.  The Company shall indemnify and hold harmless each Purchaser, its employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorneys’ fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

               y.          Confirmation.  The Company confirms that all statements of the Company contained herein shall survive acceptance of this Agreement by the Purchasers but shall terminate when all obligations under all of the Securities have been fully satisfied.  The Company agrees that, if any events occur or circumstances exist prior to the Closing Date or the release of the Purchase Amount to the Company which would make any of the Company’s representations, warranties, agreements or other information set forth herein materially untrue or materially inaccurate as of such date, the Company shall immediately notify the Purchasers (directly or through its counsel, if any) in writing prior to such date of such fact, specifying which representation, warranty or covenant is affected and the reasons therefor.

                z.          Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

                                aa.         Regulatory Permits.  DS-Del and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither DS-Del nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

                                bb.         Patents and Trademarks.  DS-Del and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with their respective businesses and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  To the best knowledge of the Company, all of its Intellectual Property Rights are enforceable.  Neither DS-Del nor any Subsidiary has received a written notice that the Intellectual Property Rights used by DS-Del or any Subsidiary violates or infringes upon the rights of any Person other than a letter dated November 5, 2009 from PetSmart, Inc. with accompanying materials, notifying DS-DEL of PetSmart’s receipt of a letter and accompanying materials from U.S. Ethernet Innovations, LLC alleging purported claims of patent infringement by PetSmart, which according to the letter, appear to involve the use of Pet Smart of products that PetSmart purchased from DS-DEL.  DS-DEL acted solely as a distributor of the products, and has notified Motorola, Inc., the manufacturer of the allegations.  Motorola is presently addressing the matter.  The Company does not believe such matters will have a Material Adverse Effect.

                                cc.          Insurance.  DS-Del and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which DS-Del and the Subsidiaries are engaged in, and in an amount at least equal to the Purchase Amount.  To the best of Company’s knowledge, such insurance contracts and policies are accurate and complete.  Neither the Company nor any Subsidiary has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.  The Company is current on all of its premiums for all of its insurance policies.  Set forth in the Disclosure Annex is a detailed summary of the Company’s Directors and Officers liability insurance policy including, but not limited to, the coverage amount on a per incident basis and  in the aggregate.

                                dd.         Transactions with Affiliates and Employees.  Except as disclosed in the Disclosure Annex, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with DS-Del or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $20,000 in the aggregate.

                                ee.        Solvency.  Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the net proceeds from the sale of the Securities hereunder: (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) after giving effect to the transactions contemplated by the Transaction Agreements, the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  The Financial Statements set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company and/or any Subsidiary, or for which the Company and/or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

                                ff.          Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, DS-Del and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

                                gg.       Full Disclosure.  No statement in writing furnished by the Company to the Purchasers in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statement made not misleading in any material respects.

                hh.        Use of Rule 144.  Holders of Common Stock will be eligible to sell such securities under Rule 144 commencing on June 18, 2010, which is the date twelve (12) months from the date that the Company filed its Current Report on Form 8-K reporting the Company’s acquisition of Holdings in a reverse merger.

4.           CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

Each of the Company and the Purchasers (as applicable), hereby covenants and acknowledges as follows, which covenants and acknowledgements by the Company to the Purchasersshall survive until all of the Company’s obligations under the Securities (including, but not limited to, the full repayment of all principal and accrued but unpaid interest on the Notes) and the other Transaction Agreements have been fully satisfied:

a.           Transfer Restrictions.  The Purchasers acknowledge that: (1) the Securities have not been and are not being registered under the provisions of the Securities Act or otherwise included in an effective registration statement, the Shares have not been and are not being registered under the  Securities Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Purchasers shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the  Act (“Rule 144") may be made only in accordance with the terms of said Rule 144 and further, if said Rule 144 is not applicable, any resale of such Securities under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the  Securities Act, may require compliance with some other exemption under the  Securities Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other Person is under any obligation to register the Securities under the  Securities Act or to comply with the terms and conditions of any exemption thereunder.

b.           Restrictive Legend.  The Purchasers acknowledge and agree that, until such time as the relevant Securities have been registered under the Securities Act and sold in accordance with an effective registration statement or otherwise in accordance with another effective registration statement, the certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

c.           Filings.  The Company undertakes and agrees to make all necessary filings if necessary in connection with the sale of the Securities to the Purchasers under any United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Purchasers promptly after such filing.

               d.           Publicity, Filings, Releases, Etc.  Each of the parties agrees that it will not disseminate any information relating to the Transaction Agreements or the transactions contemplated thereby, including issuing any press releases, holding any press conferences or other forums, or filing any reports (collectively, “Publicity”), without giving the other party reasonable advance notice and an opportunity to comment on the contents thereof.  Neither party will include in any such Publicity any statement or statements or other material to which the other party reasonably objects, unless in the reasonable opinion of counsel to the party proposing such statement, such statement is legally required to be included.

                               e.           Financial Statements and Other Reports.  The Company shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied.  The Company will deliver to the Purchasers the financial statements and other reports described below until payment and performance in full of all obligations under the Notes.  All financial statements to be delivered hereunder may be delivered by facsimile, regular or express mail or by hand, but shall also be delivered in electronic form using the Microsoft Excel.xls format.

(i)           Monthly Financials.  As soon as available and in any event within thirty (30) days after the end of each month, commencing with December 2009, the Company will deliver (1) the consolidated and consolidating balance sheet of the Company as at the end of such month and the related consolidated and consolidating statements of income, stockholder’s or member’s (as applicable) equity and cash flow for such month and for the period from the beginning of the then current fiscal year to the end of such month, and (2) a schedule of the outstanding indebtedness for borrowed money of the Company and its subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(ii)           Quarterly Financials.  In addition to the relevant monthly financial statements referred to in the above, as soon as available and in any event within fifty (50) days after the end of each quarter of each fiscal year, the Company will deliver the consolidated and consolidating balance sheet of the Company, as adjusted in conformity with GAAP, as at the end of such period and the related consolidated and consolidating statements of income, stockholder’s or member’s (as applicable) equity and cash flow for such quarter of such  fiscal year and for the period from the beginning of the then current fiscal year to the end of such quarter of such Fiscal Year.

(iii)           Year-End Financials.  In addition to the relevant monthly and quarterly financial statements referred to the above, as soon as available and in any event within one hundred five (105) days after the end of each fiscal year, the Company will deliver to the Purchaser:  (1) the audited consolidated and consolidating balance sheet of the Company as at the end of such year and the related consolidated and consolidating statements of income, stockholder’s or member’s (as applicable) equity and cash flow for such fiscal year; (2) a schedule of the outstanding indebtedness of the Company describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from the Company’s independent certified public accountants selected by the Company and registered with the Public Company Accounting Oversight Board, which report shall be unqualified as to going concern and scope of audit of the Company and its Subsidiaries and shall state (a) that such financial statements present fairly the financial position of the Company as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b)  that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (c) such accountants acknowledge that the Purchasers are relying on such statements.

(iv)           Accountants’ Certification and Reports.  Promptly upon receipt thereof, the Company will deliver (A) copies of all reports submitted to the Company by their independent public accountants in connection with each annual, interim or special audit or review of the financial statements or financial controls of the Company made by such accountants, including the comment letter submitted by such accountants to management or any member or committee of the Company in connection with their annual, interim or special audit or review, and (B) a certificate of the independent public accountants who performed such annual, interim or special audits or review, to the effect that, in making the examination necessary for the audits or review, they have obtained no knowledge of any condition or event which constitutes a default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(f)           Board Seat; Observer.  The Company shall take any and all actions necessary and/or requested by the Purchasers owning at least $1,000,000 of the then outstanding principal amount of Notes (the “Required Holders”) to (i) appoint one (1) person selected by the Required Holders to be a director on the Company’s Board of Directors (the “Note Director”), and (ii) ensure the Note Director remains a director until such time as all unpaid principal outstanding on the Notes is in the aggregate below $1,000,000 and all accrued but unpaid interest then owed is paid.  The Note Director shall be covered by the Company’s director and officer liability insurance policy and shall be entitled to all compensation other directors receive, as well as reimbursement for expenses (travel, lodging, etc.) to attend Board meetings.  In lieu of appointing the Note Director, the Required Holders may as long as the note is outstanding, appoint an observer to the Company’s Board of Directors, which observer shall have the right to attend in person or by phone all Board meetings and be reimbursed for all expenses in connection therewith.

(g)           Certain Restrictions.  Notwithstanding anything to the contrary provided herein or elsewhere, the Company and Messrs. Toms and Rowley hereby expressly and irrevocably agree with each Purchaser that until all the Notes are repaid in full (including interest and principal thereon), the Company shall not pay and neither Messrs. Toms nor Rowley shall demand and/or accept (i) an annual salary greater than $250,000; provided, however, that in the event (A) the Company’s Consolidated EBITDA for the year ended December 31, 2010 is $3,000,000 or greater, based upon the Company’s consolidated audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and (B) the Required Holders consent in writing to the following salary increases, then Messrs. Toms’ and Rowley’s salaries shall increase retroactively to January 1, 2011, to $350,000 each; and (ii) any Accrued Payables Messrs. Toms and Rowley shall be entitled to receive collectively $1,200,000  of Accrued Payables, payable in four (4) equal consecutive quarterly payments of $300,000 in the aggregate as determined by the Company and Messrs. Toms and Rowley),  with the first $300,000 aggregate quarterly payment being paid for the quarter ended March 31, 2010 ($150,000 and $125,000 of which shall be used to reduce outstanding principal on the 2007 Bridge Notes and 2009 Notes, respectively), and, thereafter, for each quarter ending on June 30, 2010 ($150,000 and $125,000 of which shall be used to repay the remaining outstanding principal on the 2007 Bridge Notes and 2009 Notes, respectively), September 30, 2010 and December 31, 2010 (each a “Permitted Payment,” and, collectively, the “Permitted Payments”); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere (a) if for a quarter no Permitted Payment is paid, the obligation of Messrs. Rowley and Toms to make payments on the 2007 Bridge Notes and 2009 Notes shall be carried over until the next quarter when a Permitted Payment is paid to them, and (b) no Permitted Payments shall be paid and/or demanded for any quarter if on the last day of the quarter in which such Permitted Payment would otherwise be paid, or at any time prior to the payment of such Permitted Payment (i) there exists any default, any default would exist upon passage of time and/or after the Permitted Payment is paid, there is or would be a default under the Senior Credit Agreement, Transaction Documents and/or any other agreement, contract or other obligation of the Company; (ii) the Company prior to paying such Permitted Payment, has paid all payments to the Senior Bank and each Purchaser then due, including, but not limited to, all scheduled amortization, principal and interest payments, and/or (iii) the Consolidated EBITDA for the following applicable quarter is less than the following amounts:

Quarter Ended	EBITDA Target for Such Quarter
March 31, 2010	$500,000
June 30, 2010	$700,000
September 30, 2010	$850,000
December 31,2010	$950,000
March 31, 2011	As mutually agreed to by the parties thereto in writing when such payments are due
June 31, 2011	As mutually agreed to by the parties thereto in writing when such payments are due

Other then such Permitted Payments, Messrs. Toms and Rowley shall not be entitled to receive any other payments for Accrued Payables.  If a Permitted Payment is not paid by the Company as a result of the Company’s failure to meet one or more conditions in this Section 4(g), such Permitted Payment shall not be paid (unless consented to in writing by the Required Holders, in their sole discretion, if the conditions to payment are subsequently met including, but not limited to, the aggregate Consolidated EBITDA), at any time until all of the Notes are repaid in full (including all accrued but unpaid interest thereon).  Prior to any Permitted Payment being paid, the Company shall provide a certificate (a “Certificate”) to each Purchaser signed by Messrs. Toms and Rowley showing in detail how each condition to the Company paying the Permitted Payment for such quarter has been met and how the proceeds will be used, which Certificate the Required Holders must consent to in writing.

(h)           Certain Securities Restrictions. The Company agrees with each Purchaser that it shall not (i) increase, declare and/or pay dividends on the A Shares, and/or (ii) redeem and/or make any payments to the holders of the A Shares and/or any other class of Preferred Stock, Common Stock and/or other securities of the Company until all principal and accrued but unpaid interest on the Notes are repaid in full.

5.           CLOSING DATE.

a.           The Closing Date shall occur on the date which is the first Business Day after each of the conditions contemplated by Section 6 and Section 7 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

b.           The closing of the Transactions shall occur on the Closing Date at the offices of the Purchaser or by electronic means and shall take place no later than 3:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Purchaser.

6.           CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The Purchasers understand that the Company’s obligation to sell the Notes, and to issue any other Securities to the Purchasers in connection with any of the Transaction Agreements, to the Purchasers pursuant to this Agreement on the Closing Date is conditioned upon:

a.           The execution and delivery of this Agreement by the Purchasers;

b.           Delivery by the Purchasers to the Company of good funds as payment in full of an amount equal to the Purchase Amount in accordance with this Agreement;

c.           The accuracy on the Closing Date of the representations and warranties of the Purchasers contained in this Agreement, each as if made on such date, and the performance by the Purchasers on or before such date of all covenants and agreements of the Purchasers required to be performed on or before such date;

d.           There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained; and

7.           CONDITIONS TO THE PURCHASERS’ OBLIGATION TO PURCHASE.

The Company understands that the Purchasers’ obligation to purchase the Notes and issue the Securities to the Purchasers in connection with the Transaction Agreements on the Closing Date is conditioned upon:

a.           The execution and delivery of this Agreement and the other Transaction Agreements by the Company and by Messrs. Rowley and Toms as to Section 4(g) hereof;

b.           Delivery by the Company to the Purchasers of the Notes, the 500,000 Shares and Warrants in accordance with this Agreement or any other agreements between the parties;

c.           All matters relating to this Agreement and the other Transaction Agreements have been approved by the Board of Directors of the Company (and shareholders of the Company to the extent required by law) of the Company.

d. The execution and delivery of the Security Agreement, and the filing within five (5) business days after the closing date of a UCC-1 Financing Statement on all of the Company’s assets;

e.           The Notes contemplated by this Agreement shall be senior to all other debt of the Company other than obligations under the Senior Credit Agreement;

f.           The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

g.           There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or in the other Transaction Agreements, or requiring any consent or approval which shall not have been obtained; and

h.           The delivery of such other documents as requested by the Purchasers and/or its legal counsel including, but not limited to, 10b-5 letters from Messrs. Toms and Rowley (qualified to the best of each such person’s knowledge as to information about the Company) and limited 10b-5 letters from all other officers and/or directors of the Company as to such officers and directors ownership of securities in the Company and their lack of certain bankruptcy events, SEC, CFTC and other civil and criminal violations, a legal opinion from Company counsel (which shall include a 10b-5 opinion) and Certificates of Good Standing of each of DS-Del and the Subsidiaries.

8.           INDEMNIFICATION AND REIMBURSEMENT.

a.           The Company agrees to indemnify and hold harmless each Purchaser and each of their respective officers, directors, employees, and agents, and each Purchaser Control Person from and against any losses, claims, damages, liabilities or expenses incurred (collectively, “Damages”), joint or several, and any action in respect thereof to which the Purchaser, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such Purchaser Control Person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, except to the extent such Damages result primarily from any Purchaser’s failure to perform any covenant or agreement contained in this Agreement or any Purchaser’s or its officer’s, director’s, employee’s, agent’s or Purchaser Control Person’s gross negligence, or bad faith in performing its obligations under this Agreement.

b.           The Company hereby agrees that, if any Purchaser, other than by reason of its gross negligence, illegal or willful misconduct (in each case, as determined by a non-appealable judgment to such effect), (x) becomes involved in any capacity in any action, proceeding or investigation brought by any shareholder or membership interest holder of the Company, in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, or if any Purchaser is impleaded in any such action, proceeding or investigation by any Person, or (y) becomes involved in any capacity in any action, proceeding or investigation brought by the SEC, any self-regulatory organization or other body having jurisdiction, against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, or (z) is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company shall indemnify, defend and hold harmless any Purchaser from and against and in respect of all losses, claims, liabilities, damages or expenses resulting from, imposed upon or incurred by any Purchaser, directly or indirectly, and reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred.  The indemnification and reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of any Purchaser who is actually named in such action, proceeding or investigation, and partners, directors, agents, employees and Purchaser Control Persons (if any), as the case may be, of any Purchaser and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers, any such Affiliate and any such Person.  The Company also agrees that neither the Purchasers nor any such Affiliate, partner, director, agent, employee or Purchaser Control Person shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of this Agreement or the other Transaction Agreements, except as may be expressly and specifically provided in or contemplated by this Agreement.

c.           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to.

9.           JURY TRIAL WAIVER.   The Company and the Purchaser hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with the Transaction Agreements.

10.           GOVERNING LAW:  MISCELLANEOUS.

a.           (i)  This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

(ii)  The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Agreements were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and the other Transaction Agreements and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

b.           Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

c.           This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

d.           All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

e.           A facsimile or pdf transmission of this signed Agreement shall be legal and binding on all parties hereto.

f.           This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

g.           The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

h.           If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

i.           This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

j.           This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                        11.           USE OF PROCEEDS. Subject to the limitations set forth in Section 7 hereof, the net proceeds from the sale of the Notes shall be used exclusively for working capital purposes.

12.           NOTICES.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company or the Holder at the address below or at such address as either party hereto may designate by ten (10) days’ advance written notice to the other party hereto.

If to the Company:

Decisionpoint Systems, Inc.
19655 Descortes
Foothill Ranch, California 92610-2609
Attention: Nicholas R. Toms

With a copy, which will not constitute notice to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Greg Sichenzia

If to the Purchasers:

Genesis Merchant Partners, LP
15 Valley Drive
Greenwich, Connecticut  06831
Attention: Timothy W. Doede

With a copy which will not constitute notice to:

Gusrae, Kaplan, Bruno & Nusbaum PLLC
120 Wall Street – 11th Floor
New York, New York 10005
Attention:  Lawrence G. Nusbaum, Esq.

13.           SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company’s and the Purchaser’s representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Certificates and shall inure to the benefit of the Purchaser and the Company and their respective successors and assigns, but shall terminate when all obligations of the Company under the Securities have been fully satisfied.

14.           CROSS DEFAULT.  The Company’s obligations under the terms of this Agreement, the Note, the other Transaction Agreements and all documents executed in connection herewith and/or therewith shall be cross-defaulted with all other financing and other obligations of the Company, as well as any future financing accommodations extended or to be extended by the Purchasers to the Company so that a default under any financing accommodations extended by any lender, including as well as financing accommodations extended by the Purchasers to the Company shall be an Event of Default (as defined in the Note) hereunder and under all of the other loans extended by the Purchasers to the Company.

[SIGNATURE PAGES TO FOLLOW]

SIGNATURE PAGE FOR SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Company as of the date set first above written.

GENESIS MERCHANT PARTNERS L.P.

By: _________________________________
Name:
Title:

GENESIS MERCHANT PARTNERS II, LP

By:_________________________________
Name:
Title:

SB OPPORTUNITY TECHNOLOGY MANAGEMENT ASSOCIATES INSTITUTION LLC

By:_________________________________
Name:
Title:

SANDS BROTHERS VENTURE CAPITAL
  III LLC

By:_________________________________
Name: Scott A. Baily
Title:   Portfolio Manager

DECISIONPOINT SYSTEMS, INC.

By:_________________________________
    Name:
    Title:

                         _________________________________
(as to Section 4(g))
NICHOLAS R.  TOMS (Individually)

                         _________________________________
(as to Section 4(g))
DONALD W.  ROWLEY (Individually)